Exhibit 99.1

Spectrum Brands, Inc. 3001 Deming Way Middleton, WI 53562 P.O. Box 620992 Middleton, WI 53562 (608) 275-3340
FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard 608.278.6141

Tony Genito, Chief Financial Officer of Spectrum Brands, Plans Departure
from the Company at Calendar Year-End 2014

Middleton, WI, April 30, 2014 – Spectrum Brands Holdings, Inc. (NYSE: SPB) announced today that Tony Genito, Executive Vice President and Chief Financial Officer, plans to leave the Company at the end of calendar 2014 to return with his family to the Southeast.

The Company has an active succession plan, including commencement of a search for Mr. Genito’s replacement that will consider both internal and external candidates. Mr. Genito, 57, will remain in his role with Spectrum Brands until the end of 2014 to ensure a smooth and orderly transition to his successor.

Mr. Genito, who has served as Chief Financial Officer since March 2007, said, “I committed four years ago to come to Wisconsin to help lead this Company into a new era of growth and expansion, strengthen our balance sheet, and significantly grow our adjusted EBITDA and free cash flow.  It has truly been an exciting, rewarding and unforgettable experience.

“Given how well our Company has been performing since then, the bright outlook it continues to enjoy, and the deep and experienced leadership team we have in place,” Mr. Genito said, “I truly believe I have accomplished my work and the time is now right for my family and me to return to the Southeast to carry out our personal and professional plans.”

“Tony’s innumerable contributions as CFO for more than seven years are significant, valuable and lasting,” said Dave Lumley, President and Chief Executive Officer of Spectrum Brands. “We  are grateful Tony has committed to remain through the end of the calendar year so the transition is seamless.”

“Tony has been much more than the CFO of Spectrum Brands – he has been a true partner to me and the entire management team,” said David Maura, Chairman of Spectrum Brands. “I look forward to continuing to work with Tony, to find his suitable replacement and to a continued relationship with him as he relocates back to the South and pursues new opportunities. Tony leaves the Company stronger than it has ever been. As I like to say, Spectrum Brands’ best days are still ahead of us.”

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect and animal repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.

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